                                                                  Exhibit (c)(1)



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           KOFAX IMAGE PRODUCTS, INC.
                         IMAGING COMPONENTS CORPORATION
                                       AND
                         IMAGING ACQUISITION CORPORATION

                            DATED AS OF JULY 27, 1999

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1
THE OFFER.........................................................................................................2
Section 1.1       The Offer.......................................................................................2
Section 1.2       Company Action..................................................................................4
Section 1.3       Company Board and Committees; Section 14(f) of the Exchange Act.................................5

ARTICLE 2
THE MERGER........................................................................................................6
Section 2.1       Merger..........................................................................................6
Section 2.2       Effective Time..................................................................................6
Section 2.3       Closing of the Merger...........................................................................6
Section 2.4       Effects of the Merger...........................................................................6
Section 2.5       Certificate of Incorporation and Bylaws.........................................................6
Section 2.6       Directors.......................................................................................7
Section 2.7       Officers........................................................................................7
Section 2.8       Conversion of Shares............................................................................7
Section 2.9       Shares of Dissenting Holders....................................................................8
Section 2.10      Exchange of Certificates........................................................................8
Section 2.11      Stock Options; 1997 Stock Plan.................................................................10
Section 2.12      Additional Actions.............................................................................11
Section 2.13      Withholding Taxes..............................................................................11

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................................11
Section 3.1       Organization and Qualification; Subsidiaries...................................................11
Section 3.2       Capitalization of the Company and its subsidiaries.............................................12
Section 3.3       Authority Relative to this Agreement; Consents and Approvals...................................13
Section 3.4       SEC Reports; Financial Statements..............................................................14
Section 3.5       Information Supplied...........................................................................14
Section 3.6       Consents and Approvals; No Violations..........................................................15
Section 3.7       Material Contracts.............................................................................15
Section 3.8       No Undisclosed Liabilities; Absence of Changes.................................................16
Section 3.9       Litigation.....................................................................................16
Section 3.10      Compliance with Applicable Law.................................................................16
Section 3.11      Employee Plans.................................................................................17
Section 3.12      Environmental Laws and Regulations.............................................................18
Section 3.13      Intellectual Property; Software................................................................20

Section 3.14      Certain Business Practices.....................................................................21
Section 3.15      Labor Matters..................................................................................21
Section 3.16      Insurance......................................................................................21
Section 3.17      Tax Matters....................................................................................22
Section 3.18      Brokers........................................................................................23
Section 3.19      Real Estate....................................................................................23
Section 3.20      Opinion of Financial Advisor...................................................................24

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB.........................................................................................24
Section 4.1       Organization...................................................................................24
Section 4.2       Authority Relative to this Agreement...........................................................25
Section 4.3       Information Supplied...........................................................................25
Section 4.4       Consents and Approvals; No Violations..........................................................25
Section 4.5       No Prior Activities............................................................................26
Section 4.6       Brokers........................................................................................26
Section 4.7       Financing......................................................................................26

ARTICLE 5
COVENANTS........................................................................................................27
Section 5.1       Conduct of Business of the Company.............................................................27
Section 5.2       No Solicitation................................................................................28
Section 5.3       Access to Information..........................................................................30
Section 5.4       Shareholders Meeting; Proxy Statement..........................................................30
Section 5.5       Additional Agreements; Reasonable Efforts......................................................30
Section 5.6       Consents.......................................................................................31
Section 5.7       Public Announcements...........................................................................31
Section 5.8       Indemnification; Directors' and Officers' Insurance............................................31
Section 5.9       Notification of Certain Matters................................................................32
Section 5.10      SEC Filings....................................................................................32
Section 5.11      Takeover Statutes..............................................................................32
Section 5.12      Transaction Litigation.........................................................................32
Section 5.13      Delisting......................................................................................33

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER.........................................................................33
Section 6.1       Stockholder Approval...........................................................................33
Section 6.2       No Order.......................................................................................33
Section 6.3       HSR Act........................................................................................33
Section 6.4       Offer..........................................................................................33

ARTICLE 7
TERMINATION; AMENDMENT; WAIVER...................................................................................34
Section 7.1       Termination....................................................................................34
Section 7.2       Effect of Termination..........................................................................35
Section 7.3       Fees and Expenses..............................................................................35
Section 7.4       Amendment......................................................................................36
Section 7.5       Extension; Waiver..............................................................................37

ARTICLE 8
MISCELLANEOUS....................................................................................................37
Section 8.1       Nonsurvival of Representations and Warranties..................................................37
Section 8.2       Entire Agreement; Assignment...................................................................37
Section 8.3       Validity.......................................................................................37
Section 8.4       Notices........................................................................................37
Section 8.5       Governing Law..................................................................................38
Section 8.6       Construction; Interpretation...................................................................38
Section 8.7       Parties in Interest............................................................................39
Section 8.8       Severability...................................................................................39
Section 8.9       Specific Performance...........................................................................39
Section 8.10      Counterparts...................................................................................39
Section 8.11      Waiver of Jury Trial...........................................................................39

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 27, 1999 is made by and among KOFAX IMAGE PRODUCTS, INC., a Delaware corporation (the "Company"), IMAGING COMPONENTS CORPORATION, a Delaware corporation ("Parent"), and IMAGING ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

         WHEREAS, the Board of Directors of the Company (the "Company Board"), the Parent and Merger Sub has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer (as defined in the recitals) and the Merger (as defined in Section 2.1) is fair to, and in the best interests of, their respective shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by their respective shareholders;

         WHEREAS, in furtherance thereof, it is proposed that Parent and Merger Sub shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to acquire all of the outstanding shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), at a price equal to $12.75 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, subject to reduction for any applicable federal back-up withholding or stock transfer taxes payable by such seller, in accordance with the terms and subject to the conditions provided herein; and

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Merger Sub and certain holders of Shares (as defined in Section 2.8(a)) have entered into Voting Agreements (as amended, restated or modified from time to time, collectively, the "Voting Agreements") in the form attached as Exhibit A.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby agree as follows:

                                    ARTICLE 1
                                    THE OFFER

         SECTION 1.1       THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events or conditions set forth in Annex A (the "Offer Conditions", and each an "Offer Condition") shall have occurred and be existing, as promptly as practicable after, but in no event later than five (5) Business Days after, the public announcement of the execution of this Agreement by the parties hereto, Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of the Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer for all the outstanding Shares (as defined in Section 2.8) at the Per Share Amount. The obligation of Merger Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the Offer Conditions and to the further condition that a number of Shares which, together with Shares then owned directly or indirectly by Parent and Merger Sub, would, at the minimum, be more than fifty percent (50%) of the Common Stock then outstanding on a fully diluted basis (which, for purposes of this Agreement, assumes the full exercise and/or conversion of all options, warrants or other securities exchangeable for or convertible into Common Stock) shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Parent and Merger Sub expressly reserve the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided, that unless previously approved by the Company in writing, no change may be made that (i) decreases the Per Share Amount payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) amends any other term of the Offer (including the Offer Conditions) in a manner adverse to the holders of the Common Stock, (vi) extends the Offer except as provided in Section 1.1(b) (provided that the Offer may not, without the Company's consent, be extended beyond 60 days after the commencement of the Offer), or (vii) amends, or waives the satisfaction of, the Minimum Condition. It is agreed that the Offer Conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition (other than any action or inaction by Merger Sub or Parent which constitutes a breach of this Agreement) or may be waived by Merger Sub or Parent (other than the Minimum Condition) in whole or in part at any time and from time to time, in their respective sole discretion. The failure by Merger Sub or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer. "Business Day" means each Monday, Tuesday, Wednesday, Thursday, or Friday that banks located in New York, New York are not required or permitted by law to be closed.

                  (b) So long as this Agreement has not been terminated in accordance with the terms hereof, and subject to the terms and conditions hereof, the Offer shall expire at midnight, Pacific Time, on the date that is twenty (20) Business Days after the Offer is commenced; provided, that (subject to the proviso in clause (vi) of Section 1.1(a)) without the consent of the Company or the Company Board, Merger Sub may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required for any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer,
(iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date the Minimum Condition has been satisfied but the number of Shares validly tendered, together with Shares then owned directly or indirectly by Merger Sub, constitute at least seventy-five percent (75%) but less than ninety percent (90%) of all outstanding Shares, or (iv) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 Business Days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses (i), (ii) or
(iii) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall and Parent shall cause Merger Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer as promptly as practicable after the expiration of the Offer.

                  (c) On the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-l with respect to the Offer which will reflect the existence of this Agreement (together with any supplements or amendments thereto and any other related documents, including an offer to purchase and a related letter of transmittal and summary advertisement and, if required, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (collectively the "Offer Documents") and shall mail the Offer Documents to the Company's stockholders. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. The Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Merger Sub and the Company each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and all amendments and supplements thereto, in each case prior to their filing with the SEC or dissemination to stockholders of the Company, and the Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub shall provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, including a copy of any such comments that are made in writing.

                  (d) The parties understand and agree that the Per Share Amount has been calculated based upon the accuracy of the representation and warranty set forth in Section 3.2(a) and that, in the event the number of outstanding Shares, capital stock or capital stock equivalents of the Company issuable upon the exercise of, or subject to, options or other agreements exceeds the amounts specifically set forth in Section 3.2(a) by more than 20,000 Shares (including without limitation as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into capital stock or capital stock equivalent of the Company, recapitalization, or other like change occurring after the date of this Agreement, but excluding any Shares issued pursuant to the 1997 Stock Plan (as defined in Section 2.11(d)) in accordance with, and subject to, Section 2.11(d)), the Per Share Amount shall be appropriately adjusted downward. The provisions of this Section 1.1(d) shall not, however, affect the representation set forth in Section 3.2(a).

         SECTION 1.2       COMPANY ACTION.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously,
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 251 of the Delaware General Corporation Law (the "DGCL"), and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Merger Sub and approve and adopt this Agreement and the Merger. The Company consents to the inclusion of such recommendation and approval in the Offer Documents; provided, that such recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 5.2. The Company further represents and warrants that C.E. Unterberg, Towbin (the "Financial Advisor") has delivered to the Company Board its written opinion that the cash consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Schedule 14D-9 (as defined in Section 1.2(b)) and, if required, the Schedule 13E-3.

                  (b) Contemporaneously with the commencement of the Offer as provided in Section 1.1, the Company hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Offer Documents or the Schedule 14D-9. The Company, Parent and Merger Sub each agrees to correct promptly any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Merger Sub and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider such comments in good faith.

                  (c) In connection with the Offer, the Company will cause its transfer agent to promptly furnish to Parent and Merger Sub mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of Shares as of a recent date and shall furnish Merger Sub with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Merger Sub and their affiliates, associates, agents and advisors shall hold in confidence the information contained in any such labels, listings and files and use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver all copies of such information then in their possession and control.

         SECTION 1.3 COMPANY BOARD AND COMMITTEES; SECTION 14(F) OF THE EXCHANGE ACT.

                  (a) Promptly upon the payment by Merger Sub for Shares pursuant to the Offer and from time to time thereafter, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Merger Sub representation on the Company Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Merger Sub, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Merger Sub's designees to be elected to the Company Board and to cause Merger Sub's designees to be so elected.

                  (b) The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3 (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all such information with respect to Merger Sub's designees).

                  (c) Following the election of Merger Sub's designees pursuant to this Section and until the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of parent of Merger Sub, any waiver of any of the Company's rights hereunder, or any transaction between Parent (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Company's directors (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors designated by such persons or person (the "Continuing Directors"). The Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to assist them in the exercise of their duties in connection with this Agreement. In addition, the Continuing Directors shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

                                    ARTICLE 2
                                   THE MERGER

         SECTION 2.1 MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease.

         SECTION 2.2 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.3) or as soon thereafter as is practicable, the parties shall cause an agreement or certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, in such form as required by, and in accordance with applicable provisions of, the DGCL (including, if possible, the procedures permitted by Section 253 thereof), at which time the Merger shall become effective (the time the Merger becomes effective being referred to herein as the "Effective Time").

         SECTION 2.3 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 6 (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties.

         SECTION 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.6 DIRECTORS. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

         SECTION 2.7 OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

         SECTION 2.8       CONVERSION OF SHARES.

                  (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (individually a "Share" and, collectively, the "Shares"), other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Parent, Merger Sub, any other subsidiary of Parent or Merger Sub, if any, (iii) the Shares held by persons and entities as set forth on Schedule 2.8 hereto (collectively, the "Retained Shares"), and (iv) Dissenting Shares (as defined in Section 2.9(a)), (the Shares of subsection (i) through (iv), collectively the "Excluded Shares"), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and extinguished and be converted into and shall become the right to receive a cash payment per Share, without interest, equal to the Per Share Amount (the "Merger Consideration") in accordance with the terms hereof. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

                  (c) At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

                  (d) Each Retained Share issued and outstanding immediately prior to the Effective Time shall be exchanged for (as provided in and subject to the limitations set forth in this Article 2) and become (i) a number of fully paid and nonassessable shares of Class B Common Stock, par value $0.001 per share, of the Parent ("Parent Class B Common") equal to (x) 20% of the Per Share Amount divided by (y) $10.00 and (ii) a number of fully paid and non-assessable shares of Class A Common Stock par value $0.001 per share, of the Parent ("Parent Class A Common") equal to (x) 80% of the Per Share Amount divided by
(y) $10.00, upon the surrender of the certificate previously representing such shares of Retained Shares.

         SECTION 2.9       SHARES OF DISSENTING HOLDERS.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which appraisal rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of or consents in writing to the Merger and who otherwise complies with the provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 2.8(a), unless such holder fails to perfect, effectively withdraws or loses his or her appraisal right under the provisions of Section 262 of the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her appraisal rights under the DGCL, each Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Amount pursuant to Section 2.8(a).

                  (b) Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or will be provided by Merger Sub, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

                  (c) The Company shall give Merger Sub prompt notice of any demands received by the Company for the payment of fair value for shares, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands.

         SECTION 2.10      EXCHANGE OF CERTIFICATES.

                  (a) IBJ Whitehall Bank & Trust Company or another bank or trust company designated by Parent and reasonably acceptable to the Company shall act as the exchange agent (in such capacity, the "Exchange Agent") for the benefit of the holders of Shares for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Per Share Amount pursuant to Section 2.8(a), all in accordance with this Article 2. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, and shall otherwise take all action necessary to provide the Exchange Agent on a timely basis, as and when needed after the Effective Time, funds necessary to provide for the payment for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding Shares (other than the Excluded Shares) to be paid pursuant to Section 2.8(a). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the amount so deposited by Parent to holders of Shares entitled thereto. The amount deposited by Parent with the Exchange Agent shall not be used for any other purpose. Any and all amounts earned on such funds paid over to the Surviving Corporation.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates formerly representing Shares converted into the right to receive the Merger Consideration pursuant to Section 2.8(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration pursuant to Section 2.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Merger Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled; provided, that any Certificate (or portion thereof) representing Retained Share shall not be entitled to such cash amount, but a number of shares of Parent Class A Common and Parent Class B Common as set forth in Section 2.8(d). No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this Section 2.10, each Certificate (other than Certificates representing Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, as contemplated by this Section 2.10.

                  (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the proper Merger Consideration as may be required pursuant to Section 2.8; provided, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

                  (d) The Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented thereby. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (e) Any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this
Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration.

                  (f) Notwithstanding Section 2.11(e), neither Parent nor the Company shall be liable to any holder of a Certificate formerly representing Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 2.11      STOCK OPTIONS; 1997 STOCK PLAN.

                  (a) At the Effective Time, each outstanding, vested and exercisable option to purchase shares of Common Stock (including those options that will become exercisable upon a change in control of the Company) (a "Stock Option" or collectively "Stock Options") issued pursuant to the Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the 1997 Stock Option Plan for Non-Employee Directors (collectively the "Company Plans") or issued outside any Company Plan via special grants by the Company's Stock Option Committee to certain employees shall be converted into and shall become the right to receive a cash payment per Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Stock Option by (ii) the number of shares of Common Stock underlying the Stock Options immediately prior to the Effective Time. At the Effective Time, all outstanding options to purchase shares of Common Stock (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 2.11. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company Plan) that are necessary to give effect to the transactions contemplated by this Section 2.11.

                  (b) Prior to the Effective Time, Parent and the Company shall establish a procedure to effect the surrender of Stock Options in exchange for the cash payment to which the holder of a Stock Option shall be entitled under
Section 2.11(a), and, upon surrender of such Stock Option, Parent shall pay to the holder thereof in cash the amount, if any, to which such holder shall be entitled thereunder.

                  (c) The Parent, Merger Sub and the Company hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any Stock Options, or substitute any additional options for such Stock Options. On or before the Effective Time, the Company shall, consistently with the terms of the Company Plans and other agreements and arrangements evidencing Stock Options, or to the extent permissible under applicable law, accelerate the unvested portion of all outstanding Stock Options, conditioned upon the consummation of the Merger.

                  (d) Unless terminated prior to the Effective Time in accordance with its terms, the Company's 1997 Employee Stock Purchase Plan (the "1997 Stock Plan") shall be terminated as of the Effective Time. Unless the 1997 Stock Plan is terminated prior to the Effective Time in accordance with its terms, the Company shall take such actions as are necessary or appropriate to cause the last day of the then current Offering Period (as such term is used in the 1997 Stock Plan) to be the last trading day on which the Common Stock of the Company is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Company Exercise Date"); provided, that such change shall be conditioned upon the consummation of the Merger. On the Final Company Exercise Date, and subject to the participants' rights to receive invested cash as provided in the 1997 Stock Plan, the Company shall apply the funds credited as of such date under the 1997 Stock Plan within each participant's account to the purchase of whole shares of Common Stock in accordance with the terms of the 1997 Stock Plan, it being agreed that the number of shares of Common Stock so purchased shall not exceed the number of shares issuable under the 1997 Stock Plan, as represented in Section 3.2.

         SECTION 2.12 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 2.13 WITHHOLDING TAXES. Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares or amounts payable to a holder to the Stock Options pursuant to the Merger any withholding and stock transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or the Stock Options in respect of which such deduction and withholding was made by Parent or Merger Sub and Parent shall provide, or cause the Exchange Agent to provide, to the holders of such Shares written notice of the amounts so deducted or withheld.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub as follows:

         SECTION 3.1       ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

                  (b) Except as set forth on Section 3.1(b) of the disclosure schedule delivered by the Company to Parent concurrently herewith (the "Disclosure Schedule") or as disclosed in filings with the SEC made prior to the date hereof and since, and including, the filing of the Company's most recent Annual Report on Form 10-K (the "Recent SEC Reports"), the Company has no equity interests in any corporations, partnerships, limited liability companies, trusts or similar business entities. The Company has no significant subsidiaries, as that term is defined in Rule 1-02(w) of Regulation S-X.

                  (c) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the assets, liabilities, properties, results of operations, or conditions (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement.

                  (d) The Company has heretofore delivered to Merger Sub or Parent accurate and complete copies of the Certificate of Incorporation and Bylaws, each as amended to date and currently in effect, of the Company and each of its subsidiaries.

         SECTION 3.2       CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

                  (a) The authorized capital stock of the Company consists of
(i) 40,000,000 shares of Common Stock, of which, as of the date hereof, 5,243,956 shares were issued and outstanding (excluding shares held as treasury shares), and 194,884 shares of Common Stock are held as treasury shares and (ii) 5,000,000 shares of preferred stock, no shares of which are issued or outstanding. All of the Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, (i) 580,555 shares of Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Stock Options and (ii) 34,000 shares of Common Stock are issuable under the 1997 Stock Plan pursuant to Section 2.11(d). Section 3.2(a) of the Disclosure Schedule sets forth the outstanding Stock Options. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (e.g., phantom stock or stock appreciation rights). Except for the Voting Agreements and agreements issued under the Company Plans, there are no stockholder, voting, repurchase or similar agreements or understandings to which the Company is a party or otherwise bound relating to the transfer, voting or repurchase of any shares of capital stock of the Company.

                  (b) Except as set forth on Schedule 3.2(b) of the Disclosure Schedule, or as publicly disclosed by the Company, all of the issued and outstanding shares of capital stock of each subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries issued and outstanding that are convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset.

                  (c) The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

         SECTION 3.3       AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND
                           APPROVALS.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

                  (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Offer and the Merger, contemplated hereby and resolved to recommend that the shareholders of the Company approve and adopt this Agreement subject to Section 5.2.

         SECTION 3.4       SEC REPORTS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all required forms, reports and documents with the SEC since October 10, 1997 (the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has delivered to Merger Sub or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 1998, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since October 10, 1997, (iii) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999, and (iv) all other reports or registration statements filed by the Company with the SEC since October 10, 1997. None of such forms, reports, registration statements or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its subsidiaries included in the Annual Report on Form 10-K referred to in the second sentence of this Section 3.4(a) and the unaudited consolidated interim financial statements of the Company and its subsidiaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited statements, as may be permitted under the Exchange Act, and (C) fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations, financial condition, cash flow and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                  (b) The Company has heretofore made available to Merger Sub or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

         SECTION 3.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Proxy Statement or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents, the Proxy Statement, and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 3.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub in
Section 4.4, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (b) except as set forth on Schedule 3.6 of the Disclosure Schedule, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contracts (as defined in Section 3.7(a)), or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court, or any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.7       MATERIAL CONTRACTS.

                  (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Section 3.7 of the Disclosure Schedule, neither the Company nor any of the subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulations S-K promulgated by the SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of the Company and the subsidiaries, taken as a whole, may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate of the Company or such subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) material acquisition, merger, asset purchase or sale agreement, (v) agreement which provides for, or relates to, the incurrence by the Company or any subsidiary of indebtedness for borrowed money in excess of $100,000 (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing), (vi) agreement with any executive officer of the Company or any of the subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the subsidiaries of the nature contemplated by this Agreement, (vii) agreement with respect to any executive officer of the Company or any of the subsidiaries providing any term of employment or compensation guarantee, or (viii) contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) through (viii) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and is in full force and effect, and the Company and each subsidiary have performed in all material respects all material obligations required to be performed by them under each Material Contract.

                  (b) Except as set forth on Schedule 3.7 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, none of the Company or its subsidiaries is in default, in conflict with or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect, of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), or (ii) any Material Contract, except in the case of (ii) for violations, breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.8       NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES.

                  (a) Except (i) as set forth on Schedule 3.8 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, or (ii) liabilities incurred in the ordinary course of business, none of the Company or its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto).

                  (b) Except as set forth on Schedules 3.8 and 5.1 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, since March 31, 1999, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development or state of circumstances or facts as described in Sections 5.1(a) through 5.1(m).

         SECTION 3.9 LITIGATION. Except as disclosed in the Recent SEC Reports, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties, assets or business before any Governmental Entity which would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or substantially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Recent SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree that would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

         SECTION 3.10 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Recent SEC Reports, the Company and its subsidiaries hold all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from all, and has made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use its respective properties and assets (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. Except as disclosed in the Recent SEC Reports, the activities or businesses of the Company and its subsidiaries are not being conducted in violation of or in conflict with, in any material respect, any law, rule, order, judgment, decree, ordinance or regulation of the United States, any state, county or locality, or of any Governmental Entity of the United States, except where the violation or conflict would not result in a Company Material Adverse Effect. Except as disclosed in the Recent SEC Reports, no investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company and any subsidiary, threatened, nor, to the knowledge of the Company and any subsidiary, has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which could not have a Company Material Adverse Effect.

         SECTION 3.11 EMPLOYEE PLANS. Except as set forth on Schedule 3.11 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, there are no employee benefit plans (including without limitation, retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other employee benefit policy, trust, understanding or arrangement of any kind) maintained or contributed to by the Company or its subsidiaries or with respect to which the Company or its subsidiaries has any actual or potential liability (the "Employee Plans") except for liability that would not have, individually or in the aggregate, a Company Material Adverse Effect. The Employee Plans are in compliance with applicable law, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except for instances of non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Employee Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company or any subsidiary (other than as required under Code Section 4980B, or similar state law). None of the Employee Plans have any material unfunded liabilities. Except as set forth on Schedule 3.11 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, none of the Employee Plans obligates the Company to pay any separation, severance, termination, bonus or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership of the Company. There are no pending or, to the knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Employee Plan, and the Company has no knowledge of any facts that could result in any actions, suits, investigations or claims that could reasonably be expected to result in a Company Material Effect.

         SECTION 3.12      ENVIRONMENTAL LAWS AND REGULATIONS.

                  (a) Except as set forth on Schedule 3.12 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, (i) each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws (as defined in Section 3.12(g)), except for non-compliance that would not have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) since March 31, 1999, none of the Company or its subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"), and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance, or give rise to material Environmental Claims, in the future.

                  (b) Except as disclosed in the Recent SEC Reports, there are no Environmental Claims which would have a Company Material Adverse Effect that are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

                  (c) (i) No site or facility now owned, operated or leased by the Company or any of its subsidiaries or, to the knowledge of the Company, previously owned, operated or leased, is listed or, to the knowledge of the Company proposed for listing on the national priorities List or CERCLIS, promulgated pursuant to the Comprehensive Environmental Response, Compensation and liability Act of 1980, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or remediation.

                           (ii) Neither the Company nor any of its subsidiaries has received any written notice of any actual or alleged violation or any Environmental law with respect to any of its facilities, except a violation or violations that, individually, or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                           (iii) The Company and its subsidiaries are not subject to any material outstanding agreements or orders with any Governmental or Regulatory Authority or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release of a Hazardous Material.

                           (iv) Neither the Company nor any of its subsidiaries has received any written notice or request for information pertaining to a response action (as defined by CERCLA), with respect to any of its sites or facilities now or previously owned, operated or leased by them, except for notices or requests that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

                           (v) To the knowledge of the Company, no Hazardous Material is present (except in quantities for retail sale to consumers, for store maintenance or as otherwise permitted under any Environmental Law (as defined below)) or has been Released (as defined below) at, on or about, any of the Company or its subsidiaries' sites or facilities, now owned, operated or leased by them, except in compliance with Environmental Law, and except for the presence of Hazardous Material or such Release(s) which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

                  (d) No liens have arisen under or pursuant to any Environmental Law on any site or facility currently owned, operated or leased by the Company or any of its subsidiaries, other than Liens that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

                  (e) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its subsidiaries in relation to any site or facility owned, operated or leased by the Company or any of its subsidiaries, except for those the reports of which have been made available to Parent prior to the execution of this Agreement.

                  (f) No sites or facilities, now or previously owned, operated or leased by the Company or any of its subsidiaries, have or had at the time of ownership, operation, or leasing, to the knowledge of the Company, any (i) underground storage tanks, (ii) friable asbestos, (iii) polychlorinated byphenyls ("PCBs"), or (iv) chlorofluorocarbons ("CFCs"), except in circumstances which could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

                  (g) As used herein:

                  (i) "Environmental Law" means any Law or order relating to the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                  (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs, and CFCs, and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

                  (iii) "Release" means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

                  (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental or Regulatory Authority, required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat, or in any other way ameliorate or address any Hazardous Materials Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

         SECTION 3.13      INTELLECTUAL PROPERTY; SOFTWARE.

                  (a) Each of the Company and its subsidiaries owns, or possesses valid and enforceable third party licenses to use, all existing United States and foreign patents, trademarks, trade names, service marks, trade dress, Internet domain names, together with all the goodwill associated therewith, copyrights, computer software, data, databases and documentation thereof, trade secrets, know-how and other proprietary information, including any applications and registrations of any of the foregoing, necessary for the operation of the business of the Company and its subsidiaries as now conducted (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Company Material Adverse Effect. The patents, registrations and applications for registration included among the Company Intellectual Property Rights are set forth on Section 3.13(a) of the Company Disclosure Schedule.

                  (b) Except as set forth on Schedule 3.13(b) of the Disclosure Schedule,

                           (i) the validity, enforceability and use of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary as the case may be is not being questioned in any litigation or other proceeding to which the Company or any subsidiary is a party, nor has any claim of infringement or misappropriation (including, without limitation, any demand or request that the Company or any subsidiary license any intellectual property rights from a third party) been alleged or, to the knowledge of the Company, threatened against the Company or any subsidiary by any third party in connection with such third party's intellectual property rights,

                           (ii) to the knowledge of the Company and its subsidiaries, no third party is infringing or misappropriating the Company Intellectual Property Rights,

                           (iii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights,

                           (iv) subject only to customary source code escrow agreements, the Company and its subsidiaries have ownership and possession of all source code and use and system documentation for the material software owned by the Company or any subsidiary, and

                           (v) all employees and independent contractors who have participated in the creation or development of any portion of the Company Intellectual Property Rights have executed an agreement with the Company and/or a subsidiary assigning all right, title and interest in such portion of the Company Intellectual Property Rights developed for the benefit of the Company to the Company or the subsidiary, as the case may be.

                  (c) The Company and each of its subsidiaries have conducted an inventory and assessment of the software, hardware, databases and embedded control systems (microprocessor controlled, robotic or other device) (collectively "Systems") used or relied on by the Company and its subsidiaries in connection with their business or in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company or its subsidiaries, in order to determine which parts of the Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Systems Year 2000 Compliant prior to December 31, 1999 or such earlier date on which the Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Year 2000 Compliant means that the Systems will operate to accurately process (including but not limited to calculating, comparing and sequencing) date information relating to dates before, on, or after January 1, 2000, including leap- year calculations. To the knowledge of the Company, after due inquiry, and except as disclosed in the Recent SEC Reports, neither the Company nor any of its subsidiaries will incur material expenses arising from or relating to the failure of any of its Systems as a result of the advent of the year 2000, or the transition from the twentieth century through the year 2000.

         SECTION 3.14 CERTAIN BUSINESS PRACTICES. To the knowledge of the Company, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         SECTION 3.15 LABOR MATTERS. Neither the Company nor any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that the Company or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its subsidiaries.

         SECTION 3.16 INSURANCE. The Company maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy.

         SECTION 3.17 TAX MATTERS.

                  (a) The Company and its subsidiaries have accurately prepared and duly filed with the appropriate domestic federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to the Company and its subsidiaries and have paid in full or made adequate provision for the payment of (by way of reserves on the balance sheet or otherwise) all Taxes (as defined below). Neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

                  (b) Except as set forth on Section 3.17(b) of the Disclosure Schedule, no employee responsible for tax matters of the Company or any subsidiary has knowledge based on personal contact with any agent of any taxing authority of any claim made by such an authority in a jurisdiction where the Company or any subsidiary does not file tax returns that the entity so not filing is or may be subject to taxation by that jurisdiction.

                  (c) There are no security interests on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (d) There is no dispute or claim concerning any Tax liability of the Company or any subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the employees responsible for Tax matters of the Company or any subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.17(d) sets forth those tax returns that currently are the subject of audit.

                  (e) None of the Company or any subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (f) None of the Company nor any subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations. Except as set forth on Section 3.17(f) of the Disclosure Schedule, none of the Company nor any subsidiary has made any payments, is obligated to make payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Code
Section 162(m). None of the Company nor any subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (g) None of the Company nor any subsidiary has any liability for the Taxes of any person other than the Company or any subsidiary (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or (ii) by contract, except pursuant to contracts for the lease, purchase or sale of goods or services in the ordinary course of business consistent with commercial practices.

                  (h) None of the Company nor any subsidiary owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

         SECTION 3.18 BROKERS. No broker, finder or investment banker (other than the Financial Advisor pursuant to an arrangement (that may not be amended or modified without the prior written consent of Parent) that has been disclosed to Parent and Merger Sub prior to the date hereof) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any subsidiary.

         SECTION 3.19 REAL ESTATE.

                  (a) Attached as Schedule 3.19(a) is the address and legal description of each parcel of real property owned by the Company or any subsidiary (the "Owned Real Property"). Except as described on such Schedule, the Company or its applicable subsidiary has good and marketable title in and to all of the Owned Real Property subject to no Liens or other defects in title, except for such Liens, if any, as are reflected in the Company's financial statements included in the Recent SEC Reports or such other Liens as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the use of such property.

                  (b) Attached as Schedule 3.19(b) is a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Real Property", collectively with the Owned Real Property, the "Real Property") to which the Company or any subsidiary is a party. The Company or its applicable subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except as described in such Schedule, except for such Liens, if any, as are reflected in the Company's financial statements included in the Recent SEC Reports or such other Liens as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the use of such property. Each Lease is in full force and effect and is enforceable in accordance with its terms in all material respects. Except as disclosed on Schedule 3.19(b), to the knowledge of the Company, there exists no default or condition which, with the giving of notice, the passage of time or both, could become a material default under any Lease. The Company has previously delivered to Parent true, complete, and correct copies of all the Leases.

                  (c) The Real Property constitutes all of the material real property owned, leased, occupied or otherwise used in connection with the business of the Company and its subsidiaries. The Real Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations except for violations which would not have a Company Material Adverse Effect. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated, except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. There exists no violation by the Company or any subsidiary of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property (except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect). There is no pending or, to the knowledge of the Company and its subsidiaries, any threatened condemnations proceeding affecting any portion of the Real Property. Except as disclosed on Schedule 3.19(c), there are no outstanding options or rights of first refusal with respect to the purchase or use of any or the Owned Property, any portion thereof or interest therein. Except as disclosed on Schedule 3.19(c), neither the Company nor any subsidiary is obligated to purchase any real property.

         SECTION 3.20 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of the Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholder is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9, and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:

         SECTION 4.1 ORGANIZATION.

                  (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its businesses as now being conducted. Except as set forth in the Commitment Letters (as defined in Section 4.7), Parent and Merger Sub have no obligations or liabilities, and none of such parties are parties to any litigation, which in either case if paid or determined adversely, or with respect to which an event of default occurs, would have a material effect on their ability to consummate the transactions contemplated hereby.

                  (b) Parent has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Parent and Merger Sub. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means (i) a material adverse effect on the financial condition, properties, business or results of operations of the Parent and Merger Sub, individually or in the aggregate or (ii) the ability of the Parent or Merger Sub to perform its obligations under this Agreement.

         SECTION 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by their respective shareholders as required by applicable law or their respective charter documents, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

         SECTION 4.3 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, or the Proxy Statement (as defined in Section 5.4(a)) will, at the respective times that the Offer Documents, the Schedule 14D-9, the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the Company's representations and warranties contained in
Section 3.6, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect or have a material adverse affect on the ability of Parent or Merger Sub to consummate the Offer or the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or Bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Offer or the Merger.

         SECTION 4.5 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization, the making of the Offer or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

         SECTION 4.6 BROKERS. Except for Dresdner Kleinwort Benson North America LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

         SECTION 4.7 FINANCING. Attached hereto as Exhibit 4.7 are (i) a Senior Facilities Commitment Letter from Dresdner Kleinwort Benson North America LLC ("DKBNA") and Dresdner Bank AG, New York and Grand Caymans Branch ("Dresdner"), dated as of the date hereof, which provides for a commitment for senior debt financing in an aggregate principal amount of up to $50,000,000, (ii) a Senior Subordinated Notes Commitment Letter from DKBNA, Dresdner and Dresdner AG, Hamburg Branch, dated as of the date hereof, which provides for a commitment for subordinated debt financing in an aggregate principal amount of $10,000,000,
(iii) a letter from Dicom Group plc, dated as of the date hereof, which provides for a commitment of equity financing of $4,000,000, (iv) a letter from Dresdner Kleinwort Benson Private Equity Partners LP, dated as of the date hereof, which provides for a commitment of equity financing of $16,000,000 (collectively, the "Commitment Letters"). Assuming the financings contemplated by the Commitment Letters are consummated in accordance with the terms thereof, the amounts received thereunder by Parent and Merger Sub will provide Parent and Merger Sub with sufficient funds to pay the aggregate amount payable in respect of the Shares and the Stock Options upon the consummation of the Offer and the Merger in accordance with the terms hereof. Neither Parent nor Merger Sub is presently aware of any facts or circumstances which create a reasonable basis for Parent or Merger Sub to believe that the conditions precedent set forth in the Commitment Letters will not be satisfied.

                                    ARTICLE 5
                                    COVENANTS

         SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will conduct its operations in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its subsidiaries to, use its or their reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and its subsidiaries with persons with whom the Company or its subsidiaries do business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not and will not permit any of its subsidiaries, without the prior written consent of Parent or Merger Sub, or as set forth in Section
5.1 of the Disclosure Schedule, to:

                  (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

                  (b) amend or modify (except as required hereby) the terms of the Company Plans or authorize for issuance, issue, sell, deliver or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any phantom stock or stock appreciation rights), except for the issuance or sale of shares of common stock pursuant to the exercise of Stock Options or under its 1997 Stock Plan;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock of its subsidiaries;

                  (d) (i) incur or assume any indebtedness for borrowed money except for indebtedness not exceeding $100,000 in the aggregate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations not exceeding $100,000 in the aggregate, (iii) except for investments not exceeding $100,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice), (iv) pledge or otherwise encumber shares of capital stock of the Company's subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except for Liens securing indebtedness for borrowed money not exceeding $100,000 in the aggregate;

                  (e) except as may be required by law or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any material manner, or (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee or agent, or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or (iv) create, issue or increase any severance agreement or stay bonus with any officer, director or employee;

                  (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business which have a value in the aggregate in excess of $100,000;

                  (g) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or cash management practices used by it;

                  (h) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

                  (i) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company and its subsidiaries in the Recent SEC Reports or incurred in the ordinary course of business consistent with past practice;

                  (k) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company; or

                  (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(k) or any action which would cause or constitute a breach of any of the representations or warranties of the Company contained in this Agreement.

         SECTION 5.2       NO SOLICITATION.

                  (a) The Company shall not, nor shall it permit any of the subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Merger Sub or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its subsidiaries, including any single transaction or series of related transactions, which is structured to permit such third Party to acquire beneficial ownership of any material portion of the assets of or 20% or more of the equity interest in either the Company or any of its subsidiaries (a "Takeover Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal, approve or recommend or resolve to approve or recommend any Takeover Proposal or enter into any agreement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, prior to the expiration of the Offer, if the Company Board receives a bona fide Takeover Proposal by a Third Party that was not solicited or initiated, or encouraged or facilitated, directly or indirectly, by the Company, any of the subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries, the terms of which the Company Board determines in good faith (after consulting and receiving advice from the Company's independent financial advisor and independent legal counsel) are more favorable from a financial point of view to the holders of Shares than the Offer, the Merger and other transactions contemplated by this

Agreement (taking into account any adjustments to the terms and conditions proposed in writing by Merger Sub within three (3) Business Days after Parent and Merger Sub receive notice of such Takeover Proposal) and taking into account any differences in the conditions set forth in the Superior Proposal, in the aggregate, from the conditions set forth herein (a "Superior Proposal"), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 5.2(b) furnish information with respect to the Company and the subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party, subject to a confidentiality agreement; provided, that the Company Board first determines in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law, and the Company shall not have violated any of the restrictions set forth in this Section 5.2; provided, however, that any such Takeover Proposal shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated thereby is not committed on terms substantially similar to those obtained by or for the benefit of Parent and Merger Sub in connection with the Offer and the Merger and such commitment is not likely, in the reasonable judgment of the Company's Board (after consultation with its independent financial advisor), to be obtained by such third party within a reasonable period of time.

                  (b) The Company shall advise Parent orally and in writing of
(i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry promptly following receipt of such Takeover Proposal or inquiry. The Company will keep Parent duly informed of the status and details of any such Takeover Proposal or inquiry in a timely manner.

         SECTION 5.3 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, the Company will provide to Parent and Merger Sub and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the officers of the Company and its subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent or Merger Sub may from time to time reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement, dated June 29, 1999, between the Company and Dicom Group plc, the provisions of which are by this reference incorporated herein.

         SECTION 5.4 SHAREHOLDERS MEETING; PROXY STATEMENT.

                  (a) The Company will, as promptly as practicable following the acceptance for payment of Shares by Merger Sub pursuant to the Offer, take, in accordance with applicable law and its Certificate of Incorporation and By-laws, all action necessary to convene a special meeting of holders of Shares (the "Shareholders Meeting") to consider and vote upon the approval of the Merger, if such approval is required. The Company shall, as promptly as practicable, prepare and file with the SEC a preliminary proxy statement for the solicitation of a vote of holders of Shares approving the Merger (the "Proxy Statement"), which shall (subject to Section 5.4(c)) include the unanimous recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to respond to any comments of the SEC and its staff and as promptly as practicable after responding to such comments to the satisfaction of the staff cause the Proxy Statement to be mailed to the shareholders of the Company. Notwithstanding the foregoing, if Parent, Merger Sub and/or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with
Section 253 of the DGCL.

                  (b) Parent and Merger Sub agree to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Merger Sub or any subsidiary of Parent to be voted in favor of the Merger.

         SECTION 5.5 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any filings that may be required under the HSR Act and any amendments thereto, (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under Material Contracts,
(c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree to use (i) all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger and (ii) their respective best efforts to satisfy the conditions precedent set forth in the Commitment Letters (provided that nothing herein shall be deemed to be an obligation of Parent or Merger Sub to increase the Per Share Amount). In addition, Parent and Merger Sub will not consent or agree to any amendment, waiver, modification or early termination of the Commitment Letter in any manner adverse to Parent or Merger Sub without the Company's prior written consent, which shall not be unreasonably withheld.

         SECTION 5.6 CONSENTS. Parent, Merger Sub and the Company each will use all commercially reasonable efforts to obtain consents of all third parties to Material Contracts and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

         SECTION 5.7 PUBLIC ANNOUNCEMENTS. Parent, Merger Sub and the Company, as the case may be, will consult with one another and seek one another's approval before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, as determined by Parent, Merger Sub or the Company, as the case may be.

         SECTION 5.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                  (a) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries, as provided in indemnification agreements or their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification as provided in such indemnification agreements. From and after the Effective Time, Parent will fulfill and honor, and will cause the Surviving Corporation to fulfill and honor, in all respects the indemnification obligations described above, which shall be joint and several obligations of Parent and the Surviving Corporation. The indemnification and liability limitation or exculpation provisions of the Company's Certificate of Incorporation and bylaws shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would materially adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by applicable law.

                  (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time, if available, the coverage provided by the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company; provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time and provided further that the Surviving Corporation shall not be obligated to pay annual premiums in excess of 150% of the annual aggregate premium for existing insurance with respect to such insurance for the next renewal of such insurance (the "Current Premium"). If such annual premium for such insurance would at any time exceed 150% of the Current Premium, then the Parent and the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage reasonably available at an annual premium equal to 150% of the Current Premium.

                  (c) The directors, officers, employees and agents of the Company and its subsidiaries entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.8. are intended to be third party beneficiaries of this Section 5.8.

         SECTION 5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as if made at the Effective Time and (b) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section
5.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.10 SEC FILINGS. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         SECTION 5.11 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Offer or the Merger, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

         SECTION 5.12 TRANSACTION LITIGATION. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any litigation against the Company and its directors directly relating to any of the transactions contemplated by this Agreement; provided, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

         SECTION 5.13 DELISTING. Each of the parties hereto shall cooperate with each other in taking or causing to be taken, all actions necessary to delist all of the Company's securities from the Nasdaq National Market System and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Date.

                                    ARTICLE 6
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         SECTION 6.1 STOCKHOLDER APPROVAL. This Agreement, including the Merger, shall have been approved and adopted by the affirmative vote of the shareholders of the Company (unless the vote of the shareholders is not required by the DGCL) as required under the Company's Certificate of incorporation or Bylaws or the DGCL.

         SECTION 6.2 NO ORDER. No federal, state or foreign Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their reasonable efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law.

         SECTION 6.3 HSR ACT. Any waiting period (and any extension thereof) applicable to the Merger and the other transactions described in the recitals to this Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby (the absence of which would reasonably be expected to have a Company Material Adverse Effect) shall have been either filed or received.

         SECTION 6.4 OFFER. Merger Sub shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

                                    ARTICLE 7
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 7.1 TERMINATION. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

                  (a) by mutual written consent of Parent, Merger Sub and the Company;

                  (b) by Parent and Merger Sub or by the Company

                           (i) if (x), the Offer shall have terminated or expired in accordance with its terms without Merger Sub's having accepted for payment any Shares pursuant to the Offer or (y) the Offer shall not have been consummated prior to October 15, 1999; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if it is in material breach of its obligation hereunder and such breach is the principal cause of, or resulted in, the failure of the Offer to have been consummated on or before such date; or

                           (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction.

                  (c) by Parent or Merger Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of the Offer Condition set forth in paragraph (b) of Annex A to this Agreement and (ii) cannot be or has not been cured within 10 Business Days after the giving of written notice thereof to the Company by Parent or Merger Sub;

                  (d) by Parent or Merger Sub prior to the purchase of Shares pursuant to the Offer if either Parent or Merger Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraphs (e) or (j) of Annex A to this Agreement.

                  (e) by the Company if the Company Board has received a Superior Proposal and the Company furnishes information with respect to the Company and the subsidiaries to, and participates in discussions and negotiations directly or through its representatives with a Third Party, subject to a confidentiality agreement, after the Company Board determined in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law; provided, that (i) the Company has complied with all provisions of Section 5.2, (ii) the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless and until three (3) Business Days have elapsed following delivery to Parent of a written notice of such determination by the Company Board (which notice shall include the identity of the Third Party making such Superior Proposal and a copy of all documentation relating to such Superior Proposal), and (iii) the Company delivers payment to the Parent of the Termination Fee and the Expenses (each as defined in Section 7.3(b)) contemporaneously with such termination.

                  (f) by the Company prior to the purchase of Shares pursuant to the Offer if (i) any of the representations or warranties of Parent or Merger Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 10 Business Days after the Company's giving of written notice to Parent or Merger Sub, as applicable.

         SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void (except for the provisions of this Section 7.2, the last sentence of Section 5.3, Sections 5.7, 7.3 and Article 8), and there shall be no liability or obligation on the part of any party or its affiliates, directors, officers or shareholders, other than (a) the provisions of this Section 7.2 , the last sentence of Section 5.3, Sections 5.7, 7.3 and Article 8, and (b) any liability of any party for any breach of this Agreement prior to such termination.

         SECTION 7.3 FEES AND EXPENSES.

                  (a) Except as provided in this Section 7.3, whether or not the Merger is consummated, all costs and expense incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

                  (b) The Company shall pay, or cause to be paid, by wire transfer of immediately available funds to Parent (i) the documented reasonable out-of-pocket fees and expenses incurred by or paid by or on behalf of Parent and its affiliates (including, but not limited to, Dicom Group plc and Dresdner Kleinwort Benson Private Equity Partners L.P.) in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent and its affiliates ("Purchaser Expenses") not to exceed $1,750,000 and, if applicable, (ii) $1,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

                           (i) if the Company terminates this Agreement under
         Section 7.1(e), the Company shall pay the Purchaser Expenses and the Termination Fee concurrently with such termination in accordance with
         Section 7.1(e);

                           (ii) if Parent or Merger Sub terminates this Agreement under Sections 7.1(c) or 7.1 (d), (x) the Company shall pay the Purchaser Expenses upon demand, and (y) if concurrently with such termination or within 270 days thereafter (A) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party other than Parent or any of its affiliates (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), after the date hereof and prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the

         Company shall pay the Termination Fee upon consummation of such Takeover Proposal or Superior Proposal; and

                           (iii) notwithstanding clause (ii) above, if the Parent or Merger Sub terminates this Agreement under Section 7.1(c) as a result of the Company's material breach of Section 5.2, the Company shall pay the Purchaser Expenses and the Termination Fee upon demand.

In no event shall the Purchaser Expenses and the Termination Fee be payable by the Company more than once. Any such payments shall be made to the Parent by wire transfer of immediately available funds.

                  (c) In the event that the Company terminates this Agreement under Section 7.1(f) or the Parent or Merger Sub terminates this Agreement solely as a result of the failure of the condition set forth in paragraph (k) of Annex A, Parent shall pay, or shall cause to be paid by wire transfer of immediately available funds to the Company the documented reasonable out-of-pocket fees and expenses incurred by or paid on behalf of the Company in connection with the offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, investment banking firms, accountants, experts and consultants to the Company (the "Company Expenses") not to exceed $400,000.

                  (d) Each of the parties hereto acknowledge that all amounts payable under this Section 7.3 shall constitute liquidated damages in lieu of any actual damages for termination of this Agreement.

         SECTION 7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken by or on behalf of the respective board of directors of the Company, Parent and Merger Sub at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement and the transactions contemplated thereby by the shareholders of the Company (if required by applicable law) no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon the consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

         SECTION 7.5 EXTENSION; WAIVER. At any time prior to the Effective Time subject to Section 1.1(a) and Section 1.3(c), each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein, which may be legally waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 8
                                  MISCELLANEOUS

         SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement pursuant to Section 7.1, as the case may be, except for representations and warranties set forth in Sections
3.19 and 4.6.

         SECTION 8.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, that Merger Sub may assign any or all of its rights and obligations under this Agreement to Parent or any wholly owned subsidiary of Parent.

         SECTION 8.3 VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         SECTION 8.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

                  To Parent or Merger Sub:

                           c/o  DICOM Group plc
                           Business Building Forren West
                           Grundstrasse 14
                           6343 Rotkreuz
                           ZG Switzerland
                           Attention:       Otto Schmid
                           Facsimile:       011 41 41 798 3088
                                    and
                           c/o Dresdner Kleinwort Benson Private Equity LLC 75 Wall Street, 24th Floor
                           New York, NY  10005
                           Attention:       Alexander P. Coleman
                           Facsimile:       (212) 429-3139

                           with a copy (which shall not constitute notice to Parent or Merger Sub) to:

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, NY 10022
                           Attention:       Kirk A. Radke, Esq.
                                            Eunu Chun, Esq.
                           Facsimile:       (212) 446-4900

                  To the Company:

                           Kofax Image Products, Inc.
                           16245 Laguna Canyon Road
                           Irvine, CA  92618
                           Attention:       Chief Executive Officer
                           Facsimile:       (949) 727-3511

                           with a copy (which shall not constitute notice to the Company) to:

                           Stradling Yocca Carlson & Rauth
                           660 Newport Center Drive
                           Suite 1600
                           Newport Beach, CA 92660
                           Attention:       K.C. Schaaf, Esq.
                           Facsimile:       (949) 725-4100

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 8.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

         SECTION 8.6 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this

Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

         SECTION 8.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 5.8 and Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         SECTION 8.9 SPECIFIC PERFORMANCE. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

         SECTION 8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 8.11 WAIVER OF JURY TRIAL. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                    * * * * *

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                       KOFAX IMAGE PRODUCTS, INC.


                                       By: /s/ David S. Silver
                                           -----------------------------
                                            Name: David S. Silver
                                            Title: President


                                       IMAGING COMPONENTS CORPORATION


                                       By: /s/ Alexander P. Coleman
                                           -----------------------------
                                            Name: Alexander P. Coleman
                                            Title: Vice President


                                       IMAGING ACQUISITION CORPORATION


                                       By: /s/ Alexander P. Coleman
                                           -----------------------------
                                            Name: Alexander P. Coleman
                                            Title:  Vice President

                                     ANNEX A

         The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

         Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to accept for payment purchase or pay for any validly tendered Shares (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), and may delay in accordance with Section 1.1(b) the acceptance for payment of, or the payment for, any validly tendered Shares (subject to the restrictions referred to above), may amend the Offer consistent with the terms of the Agreement, or may terminate the Offer if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated (the "HSR Condition") or (iii) prior to the acceptance for payment of Shares, any of the following conditions exist:

         (a) There shall be threatened in writing or pending any suit, action or proceeding by a federal, state or foreign Governmental Entity (but only if such suit, action or proceeding is deemed by Parent to have a reasonable likelihood of success) (i) seeking to prohibit or impose any material limitations on the ownership or operation by the Company, Merger Sub, Parent or any of their respective subsidiaries of a material portion of the businesses or assets of the Company, Merger Sub, Parent or any of their respective subsidiaries which could reasonably be expected to have a Company Material Adverse Effect as a result of the Offer or any other transactions contemplated by this Agreement, (ii) seeking to compel the Company, Merger Sub, or Parent to dispose of or hold separate any material portion of their respective business or assets as a result of the Offer or any other transactions contemplated by this Agreement, (iii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the consummation of any of the other transactions contemplated by the Agreement or the Voting Agreements, (iv) seeking to impose material limitations on the ability of Merger Sub or Parent, or rendering Merger Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, or (v) seeking to impose material limitations on the ability of Merger Sub effectively to exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the Company's shareholders. There shall be any statute, rule regulation, judgment, order or injunction enacted, entered, enforced, promulgated or applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

         (b) Any of the representations and warranties of the Company set forth in the Agreement, without, for purposes of this paragraph (b) only, giving effect to any qualifications as to materiality, shall not be true and correct in any material respect as of the date of the Agreement and as of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date, which need to be true and correct as

                                  Annex A - 1
of such particular date), or the Company shall have breached or failed to comply with, in any material respect, any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, which in either case could reasonably be expected to have a Company Material Adverse Effect.

         (c) It shall have been publicly disclosed that any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange
Act) other than Parent, Merger Sub or any of their affiliates and stockholders of the Company listed on Schedule 2.8, and (i) shall have acquired or announced its intention to acquire beneficial ownership of more than 20% of the outstanding Shares or (ii) shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company, any of its subsidiaries or any of their material assets; provided, that clause (i) hereof shall not continue after the date on which the Minimum Condition is satisfied.

         (d) The Agreement shall have been terminated in accordance with its terms.

         (e) Prior to the purchase of Shares pursuant to the Offer, the Company Board (i) shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger (ii) shall have recommended a Takeover Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing.

         (f) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange, or in Nasdaq National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any limitation by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, in the case of any of the situations in clauses (i) through (iii) inclusive, existing on the date hereof, a material acceleration or worsening thereof.

         (g) The Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 30 Business Days.

         (h) Any party identified with an asterisk on Exhibit A to any of the Voting Agreements other than Parent or Merger Sub shall have breached or failed to perform any of its agreements under such agreements or breach any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable; provided, that this clause (h) shall be deemed satisfied upon the satisfaction of the Minimum Condition.

                                  Annex A - 2

         (i) There shall have occurred any events or changes which have had, or could reasonably be expected to have or constitute, individually or in the aggregate, a Company Material Adverse Effect.

         (j) The Company shall have less than $22,991,000 of freely available cash or cash equivalents ("Minimum Cash"); provided, that the following adjustments may be made, without duplication, to Minimum Cash: (i) in the event the Offer is not consummated before August 15, 1999, Minimum Cash shall be reduced by $750,000 (representing employee bonuses), (ii) in the event the Offer is not consummated before September 15, 1999, Minimum Cash shall be reduced by $1,000,000 (representing payment of the Company's Federal income taxes), (iii) in the event the Offer is not consummated before October 15, 1999, Minimum Cash shall be reduced by $800,000 (representing payment of the Company's Federal income taxes), (iv) Minimum Cash shall be determined without giving effect to Company Expenses, and (v) Minimum Cash may be reduced by an amount not to exceed $1,350,000 in the aggregate (such aggregate amount, the "Operating Cash Shortfall") so long as the Company's consolidated non-cash, net working capital (i.e., current assets (excluding cash and cash equivalents) less current liabilities as determined in accordance with GAAP, applied on a basis consistent with the preparation of the financial statements described in Section 3.4) ("Working Capital") exceeds $2,098,000 (the Company's Working Capital as of June 30, 1999) (less up to $500,000 for capital expenditures made by the Company in accordance with Section 5.1(h)) by an amount equal to or greater than such Operating Cash Shortfall. The condition set forth in this clause (j) shall be satisfied upon the presentation of evidence, documentation and information by the Company to the Parent that the Minimum Cash, and all adjustments thereto (including with respect to the Operating Cash Shortfall and working capital) as of the consummation of the Offer.

         (k) Parent or Merger Sub shall have not received the cash proceeds of equity and debt financing in an amount necessary to consummate the Offer, the Merger and the other transactions contemplated by the Agreement and to pay all fees and expenses in connection therewith and to provide adequate working capital for the Surviving Corporation, all on terms and conditions satisfactory to the Parent and Merger Sub.

                                   Annex A - 3